EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Bridgeline Digital Acquires TMX Interactive

Woburn, MA, May 11, 2010 - Bridgeline Digital, Inc. (NASDAQ: BLIN) announced today that it has acquired selective assets of TMX Interactive, Inc., expanding Bridgeline Digital’s presence into the Philadelphia region.

Founded in 1999, TMX Interactive is an award-wining interactive technology company that provides web application development, web design, usability, and content management system implementation services for its customers. In 2005, 2006, 2007, and 2008, TMX won numerous industry related awards and was recognized by the Internet Advertising Competition (IAC) as one of the top Interactive Companies in the United States. In 2009, Ektron, a developer of web content management software, recognized TMX as its “Rookie Partner of the Year”.

TMX Interactive had annual sales of approximately $2.4 million in 2009 and is headquartered just outside of Philadelphia, Pennsylvania servicing a .NET customer base that includes LG Electronics, Northwestern Mutual, PNC Bank, and Sony. To learn more about TMX Interactive, please visit www.tmxi.com.

TMX Interactive Chief Executive Officer, Debra Brown, has joined Bridgeline as Sr. Vice President of Business Development for the Philadelphia, New Jersey, and New York regions. Co-Founder and Chief Strategy Officer, Eric Smith, has joined Bridgeline as Vice President of Business Development. Additionally, Co-Founder and Chief Technical Officer, David McMillan, has joined Bridgeline as a Vice President of Delivery.

Bridgeline Digital acquired TMX Interactive for $1.7 million in a combination of cash, debt, earn out, and deferred revenue consideration.

“We are very excited about our merger with Bridgeline,” stated Debra Brown, TMX Interactive Chief Executive Officer. “We believe their engagement discipline and development methodologies can strongly enhance our business. Additionally, we’re confident that our customer base is a great fit for Bridgeline’s web application management software product line, iAPPS. iAPPS is an extremely impressive and powerful suite of web-based software products.”

Thomas Massie, Bridgeline Digital’s Chairman and Chief Executive Officer, stated, “We’re very excited about our merger with the TMX team. They have outstanding development and delivery capabilities. In addition, we believe their deep knowledge in web content management will greatly enhance iAPPS distribution.”

About Bridgeline Digital, Inc

Bridgeline Digital is a developer of unified web application management software and award-winning interactive business technology solutions that help organizations optimize business processes. The iAPPS Product Suite is an innovative SaaS solution that unifies Content Management, Analytics, eCommerce, and eMarketing capabilities – enabling business users to swiftly enhance and optimize the value of their web properties.  Combined with award-winning application development services by Microsoft Gold Certified development teams, Bridgeline Digital helps customers to cost-effectively maximize the value of their rapidly changing web applications. Bridgeline Digital’s teams of developers specialize in web application development, usability engineering, SharePoint development, rich media development, and search engine optimization.

Bridgeline Digital is headquartered near Boston with additional locations in Atlanta, Chicago, Cleveland, Denver, New York, Washington, D.C., and Bangalore, India. Bridgeline currently has over 600 customers ranging from middle market organizations to divisions within Fortune 1,000 companies that include: Healthcore, The Bank of New York Mellon, Marriott International, Berkshire Life, PODS, Honeywell, Budget Rental Car, Washington Redskins, AARP, National Financial Partners, The Packard Foundation, DTCC, Cadaret, Grant & Co., National Insurance Crime Bureau, the American Academy of Pediatrics, and Shaw Industries (a Berkshire Hathaway company). To learn more about Bridgeline, please visit www.bridgelinedigital.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including the risks described in our Annual Report on Form 10-KSB as well as our other filings with the Securities and Exchange Commission, that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

For More Information please contact:

Ron Levenson
Executive Vice President & CFO
Bridgeline Digital, Inc.
781-497-3015
rlevenson@blinedigital.com

Thomas Massie
President & CEO
Bridgeline Digital, Inc.
781-497-3001
tmassie@blinedigital.com

Debra Brown
President & CEO
TMX Interactive, Inc.
610-897-2501
dbrown@tmxcommunications.com